Filed Pursuant to Rule 424(b)(7)
                                                       File No. 333-130926


PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated January 9, 2006, as supplemented by Prospectus Supplement No. 1 dated February 21, 2006)

                             DRS TECHNOLOGIES, INC.
                                  COMMON STOCK


         The following information supplements information contained in the prospectus dated January 9, 2006, as supplemented by the prospectus supplement dated February 21, 2006 (together, the "prospectus"), relating to the sale by selling stockholders, including their respective transferors, donees, pledgees or successors in interest, of our common stock issuable upon conversion of our 2.00% Convertible Senior Notes due 2026. This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

         The net share settlement feature of the notes requires us, upon conversion, to (i) settle up to the full principal amount of the notes in cash and (ii) issue shares of common stock only to the extent that the value of the notes is in excess of the principal amount. As a result of this net share settlement feature, we are unable to determine at this time if any shares of common stock will be issuable upon conversion. Because of this uncertainty, we have assumed that the selling stockholders are offering the maximum number of shares of common stock issuable upon conversion without giving effect to the net share settlement feature.

         Shares of our common stock are listed on the New York Stock Exchange under the symbol "DRS."

                                ---------------

         See "Risk Factors" beginning on page S-4 of the prospectus supplement dated February 21, 2006, as well as any section entitled "Risk Factors" that may be included in certain documents incorporated by reference into the prospectus, to read about risks that you should consider before buying shares of our common stock.

                                ---------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                ---------------

            The date of this prospectus supplement is April 3, 2006

                              SELLING STOCKHOLDERS

         The following table supplements the table of selling stockholders and related footnotes appearing under the heading "Selling Stockholders" beginning on page S-12 of the prospectus supplement dated February 21, 2006 by adding or supplementing the information below with respect to selling stockholders. When we refer to the "selling stockholders" in this prospectus supplement, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who hold any of such selling stockholders' interest. The shares of our common stock offered by this prospectus supplement are issuable upon conversion of our Convertible Senior Notes due 2026 previously issued in a private placement transaction pursuant to Rule 144A under the Securities Act.

         Information regarding the selling stockholders may change from time to time and any changed information will be set forth in a prospectus supplement to the extent required. Unless set forth below, to our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates. We prepared this table based on information supplied to us by the selling stockholders named in the table.

         A selling stockholder may from time to time offer and sell any or all of its securities under this prospectus supplement. Because a selling stockholder is not obligated to sell the shares of our common stock held by it, we cannot estimate the number of shares of our common stock that a selling stockholder will beneficially own after this offering.


                                                                                                             Percentage of
                                                                                       Number of Shares          Shares
                                                               Shares Beneficially   that may be Sold by      Beneficially
                                                               Owned Prior to this     this Prospectus        Owned After
                Name of Selling Stockholder                         Offering            Supplement(1)         Offering(2)
---------------------------------------------------------      -------------------   ------------------     ---------------

Altma Fund SIVAC PLC in Respect of Trinity Sub Fund......               12,345               12,345                *
AM International E Mac 63 Ltd............................               18,007               18,007                *
AM Master Fund I, LP.....................................               47,739               47,739                *
Aristeia International Limited...........................              221,105              221,105                *
Aristeia Partners LP.....................................               30,151               30,151                *
Bancroft Fund Ltd. ......................................               33,501               33,501                *
CALAMOS Market Neutral Income Fund -
    CALAMOS Investment Trust                                           117,253              117,253                *
Canadian Imperial Holdings Inc...........................              234,506              234,506                *
Daimler Chrysler Corp EMP #1 Pension Plan
    DTD 4/1/89...........................................               58,124               58,124                *
DBAG London..............................................              123,149              123,149                *
Deutsche Bank Securities.................................                8,375                8,375                *
Ellsworth Fund Ltd. .....................................               33,501               33,501                *
FPL Group Employee Pension Plan..........................               11,558               11,558                *
Franklyn and Marshall College............................                1,424                1,424                *
Goldman Sachs & Co. Profit Sharing Master Trust..........                4,104                4,104                *
Inflective Convertible Opportunity Fund I, LTD...........               33,501               33,501                *
Inflective Convertible Opportunity Fund I, L.P...........               12,563               12,563                *
Institional Benchmarks Series Ivan Segregated Acct.......               10,050               10,050                *
JMG Capital Partners, LP.................................               83,752               83,752                *
JMG Triton Offshore Fund, Ltd............................               83,752               83,752                *
Kamonting Street Master Fund, Ltd........................              100,502              100,502                *
KBC Financial Products, USA Inc..........................               62,814               62,814                *
Linden Capital LP........................................              502,512              502,512                *
Lyxor/ Inflective Convertible Opportunity Fund...........               10,050               10,050                *
Lyxor/ AM Investment Fund, Ltd...........................                5,662                5,662                *
OZ Master Fund, Ltd. ....................................              297,403              297,403                *
Rampart Convertible Arbitrage Investors, LLC.............               25,126               25,126                *
Rampart Enhanced Convertible Investors, LLC..............               12,647               12,647                *
Wachovia Securities International LTD....................               33,501               33,501                *


----------------------

*  Less than 1%.

(1) Assumes conversion of all of the holder's notes at an initial conversion rate of 16.7504 shares of common stock per $1,000 principal amount. This initial conversion rate is subject to adjustment in certain circumstances and thus the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. The net share settlement feature of the notes requires us, upon conversion, to (i) settle up to the full principal amount of the notes in cash and (ii) issue shares of common stock only to the extent that the value of the notes is in excess of the principal amount. As a result of this net share settlement feature, we are unable to determine at this time if any shares of common stock will be issuable upon conversion. Because of this uncertainty, we have assumed that the selling stockholders are offering the maximum number of shares of common stock issuable upon conversion without giving effect to the net share settlement feature.

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended (Exchange Act), using 39,835,295 shares of common stock outstanding as of February 28, 2006. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.